Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
The following lists the subsidiaries of Emdeon Corporation and their respective jurisdictions of incorporation or formation:

Name	Jurisdiction
Emdeon Corporation	Delaware
225 Summit Associates LLC	New Jersey
CLD Corporation	Delaware
EBS Holdco, Inc.	Delaware
ENVOY/ExpressBill, Inc.	Tennessee
Healtheon International LLC	Delaware
WebMD International, LLC	Delaware
WebMD Canada Ventures, Inc.	Canada
WebMD UK Limited	England & Wales
Healtheon Software India Private Limited	India
HLTH Domain Corporation	Delaware
PRX Holdings Corp.	Delaware
SNTC Holding, Inc.	Delaware
Porex Corporation	Delaware
Porex Surgical, Inc.	Delaware
Porex Surgical GmbH	Germany
Porex Technologies GmbH	Germany
Porex Technologies LTD	England
Porex Technologies SDN.BHD	Malaysia
SYN Healthcare Service, Inc.	California
SYNC Corp.	New Jersey
ViPS, Inc.	Maryland
ViPS BioMedical Services, Inc.	Pennsylvania
WebMD Health Corp. (84.6% as of December 31, 2006)	Delaware
WebMD, Inc.	Georgia
Boca Subsidiary Corp.	Delaware
Conceptis, Inc.	Delaware
Crescendo Medical Education LLC	Delaware
eMedicine.Com, Inc.	Delaware
Endeavor Technologies, Inc.	Georgia
Healtheon/WebMD Cable Corporation	Delaware
Healtheon/WebMD Internet Corporation	Delaware
HealthShare Technology, Inc.	Delaware
HW Japan, Inc.	Delaware
MDhub, LLC	Connecticut
MedicineNet, Inc.	California
Medsite, Inc.	Delaware
MedsiteCME, LLC	Delaware
MMM Acquisition Company	Delaware
Medscape Portals, Inc.	Delaware
Medscape LLC	Delaware
National Physicians DataSource, LLC	Connecticut
OnHealth Network Company	Washington
BabyData.com, Inc.	Delaware
Demand Management, Inc.	Colorado

Name	Jurisdiction
Health Decisions, Inc.	Colorado
Health Decisions International, LLC	Colorado
The Ornish Health Program, Inc.	California
OW Corp.	Delaware
Physicians Telephone Directory, Inc.	Connecticut
RxList, Inc.	Delaware
RxList LLC	California
Subimo LLC	Delaware
Summex Corporation	Indiana
Telemedics, Inc.	Georgia
WebMD Domain Corp.	Delaware
WellMed, Inc.	Delaware